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                                                                 EXHIBIT 10.3

                                    [LOGO]
                                  PICTURETEL


December 14, 1994

Mr. Khoa Nguyen
32 Blue Ridge Road
North Andover, MA 01845

Dear Khoa:

I am pleased to report to you that the Compensation Committee of the Board of Directors approved an amendment to the severance pay provision contained in your letter of employment (or agreement).

The current language provides that in the event of a termination without cause, you could receive six (6) months base salary continuance and up to an additional six (6) months base salary continuance so long as you remained unemployed. Cause being defined as and limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

The severance pay provision in your letter of employment (or agreement) is hereby immediately amended so as to read in its entirety:

"In the event that you are involuntarily terminated for any reason other than cause, you shall receive your then current base salary for a period of twelve
(12) consecutive months following such termination. For the purpose of this letter (or agreement), cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel."

Please acknowledge your receipt and understanding of this letter by signing and returning the enclosed copy to Larry Bornstein at your earliest convenience.

Sincerely,

/s/ Norman Gaut
Norman Gaut
President,
Chief Executive Officer, and
Chairman of the Board

Acknowledge:  /s/ Khoa D. Nguyen
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Date:  March 06, 1995
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        The Tower at Northwoods, 222 Rosewood Drive, Danvers, MA 01923
                - Telephone: 508-762-5000 - Fax: 508-762-5244


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                                    [LOGO]
                                  PICTURETEL


December 22, 1992

Mr. Khoa Nguyen
11200 Morning Glory Trail
Austin, Texas 78750-1926

Dear Khoa,

I am pleased to offer you the position of Senior Vice President, Engineering of PictureTel Corporation. You would report to the President and manage all functions related to research, development and engineering for the Corporation. As a senior manager of the Corporation, you will be a member of the Corporate Management Committee representing the Engineering group.

The starting salary will be $170,000 per annum with an additional bonus based on performance. The criteria for the bonus will be determined in January by the Compensation Committee of the Board of Directors. At target, your bonus will be 40% of your base salary. In addition, PictureTel will also pay you a signing bonus of $50,000 to be paid not later than the last week of January 1993.

If you are terminated by the Company without cause, then you would be entitled to receive a continuation of your base pay for six months. If after six months, you have found no permanent employment, your pay will continue at the same rate minus any earned income you derive from any source other than PictureTel for another six months or until you are employed more than one-half time, whichever comes first. For the purpose of this letter, cause shall be defined as and limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

You will be granted 110,000 options to buy PictureTel shares equal to the closing price quoted on the National Association of Securities Dealers Automated National Market System on the day your option is approved by the Compensation Committee of the Board of Directors. The vesting period for these shares is four years with 25% of the total number vesting after one year from date of grant, then 6.25% vesting each quarter thereafter until the full option grant is vested. This option will expire ten years from date of grant.

If the Company changes ownership, defined per section 7.4 of the PictureTel Equity Incentive Plan, then options which would normally vest the twelve months following change of ownership would vest immediately.

If during the first nine months of employment, you do not desire to move your family to the Boston area, PictureTel will pay up to $1,500 per month toward the rental of a suitable dwelling for your personal use. In order to move your family from the Austin to the Boston area, PictureTel will pay up to $30,000 toward the verifiable costs of such a move. Further, in order to help in the relocation to Boston, PictureTel will loan you, interest free, up to $300,000 toward the purchase of a house in the local area. The loan will be a demand loan payable the earlier of five (5) years from date of grant or upon leaving employment with the Company. The date of grant will start on the purchase date of the dwelling which date will not extend beyond December 31, 1993. At your option you will be able to pay down the loan at anytime using bonus or stock



        The Tower at Northwoods, 222 Rosewood Drive, Danvers, MA 01923
                 - Telephone: 508-762-5000 - Fax: 508-762-5244





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appreciation.  While you are employed, $25,000 of the home loan will be forgiven on each anniversary date of your employment for three years starting on the first anniversary of your dwelling purchase. A total of $75,000 could be forgiven over the course of the loan. All taxes resulting from imputed interest by any taxing authority will be your responsibility.

As an employee of PictureTel, you will be entitled to participate in our insurance benefit programs. We offer two options: 1. a competitive medical plan through John Hancock Preferred Health Plan, or 2. membership in Harvard Community Health Plan, a health maintenance organization. In either case, PictureTel would contribute toward the monthly cost of such coverage per Company policy. You will be responsible for the rest of the cost with payment arranged through payroll deductions.

In addition to the above, PictureTel provides dental coverage, long term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to twice your annual salary). The premiums for the dental, disability and life insurance are paid by PictureTel in accordance with policy. We also offer a 401K Plan and a Tuition Reimbursement Program.

Finally, you will be entitled to vacation, holidy and sick days according to PictureTel Policy.

We would expect your fist day on the PictureTel payroll to be December 29, 1992. We would expect your first day on the job in the Boston area to be on or around January 11, 1993.

We look forward to your joining our team, and to a long and successful relationship. Please indicate your acceptance of this offer and the verification of your start date by completing and signing the enclosed copy of this letter and returning it to me. Please also review and return to me the enclosed copy of our standard Confidential/Proprietary Agreement.

Sincerely,

/s/ Norman E. Gaut
Norman E. Gaut
President and CEO

NEG/jdc

Enclosure

ACCEPTED:  /s/ Khoa D. Nguyen
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Date:  December 22, 1992    SS#  ###-##-####
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Anticipated Start Date:  On or around Jan. 11, 1993
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